Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Mandalay Resort Group of our report dated January 12, 2001 relating to the financial statements of Elgin Riverboat Resort-Riverboat Casino as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2000 which appear in Amendment No. 1 on Form 10-K/A to Mandalay Resort Group's Annual Report on Form 10-K for the year ended January 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
February 15, 2002